UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2024

SPRINGBIG HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40049	88-2789488
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

621 NW 53rd Street
Ste. 260
Boca Raton,	Florida	33487
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (800) 972-9172

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer		Accelerated filer
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on January 23, 2024 (the “Closing Date”), SpringBig Holdings, Inc. (the “Company”) entered into a note purchase agreement pursuant to which it issued $6.4 million of 8% Senior Secured Convertible Promissory Notes due 2026 (the “Convertible Notes”) and $1.6 million of 12% Senior Secured Term Promissory Notes due 2026 (the “Term Notes”) in a private placement with the purchasers party thereto (the “Purchasers”). In connection with the closing of the notes, the Company entered into a Director Nomination Agreement (“Nomination Agreement”) on the Closing Date with Shalcor Management, Inc., an Alberta corporation (“Shalcor”), and Lightbank II, L.P., a Delaware limited partnership (“Lightbank” and, together with Shalcor, the “Investors”), each of which is a Purchaser. Shalcor and Lightbank purchased $2,800,000 and $2,400,000 of Convertible Notes, respectively, and $700,000 and $600,000 of Term Notes, respectively.

Pursuant to the Nomination Agreement, the Investors have the right to appoint or nominate for election to the board of directors of the Company (the “Board”), as applicable, an aggregate of three individuals, to serve as directors of the Company, with two individuals designated as Class I directors of the Board and one individual designated as a Class II director of the Board. The Nomination Agreement provides that on the Closing Date one of the Class I director nominees will be Matt Sacks, who is a Co-Managing Partner of Lightbank, and the Class II director nominee will be Shawn Dym, who is the Managing Director of Shalcor, and that the Investors will have the right to jointly designate one additional Class I director nominee to the Board on a date after the Closing Date.

The foregoing is a summary of certain terms and provisions of the Nomination Agreement and is not complete and is subject to, and qualified in its entirety by the provisions of, the Nomination Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On the Closing Date, concurrently with the issuance of the Convertible Notes and the Term Notes and pursuant to the Nomination Agreement, the Board appointed Mr. Sacks as a Class I director of the Board and Mr. Dym as a Class II director of the Board. Except for the Nomination Agreement, Mr. Sacks and Mr. Dym were not selected pursuant to any arrangement or understanding between either of them and any other person.

Mr. Dym has served since December 2022 as Chairman of Decibel Cannabis Company, a leading Canadian cannabis company which is listed on the TSX Venture Exchange, and a member of its audit committee. Mr. Dym is an early investor and strategic thought leader in the North American cannabis industry and co-founded and serves as an advisor on the board of Green Acre Capital, Canada’s largest cannabis private investment fund. As an early investor in Aphria, he served on their board from October 2017 to November 2019. He oversees investments in Shalcor Management, Inc., working with Optus Capital Corporation, a family office.

Mr. Sacks brings extensive experience of investing in technology businesses from his role as Co-Managing Partner of Lightbank, which he has served since 2020, and previously as a Principal at New Enterprise Associates. Since 2018, Mr. Sacks has served as Executive Chairman of Luminary Media, a podcasting company he founded. From 2018 to 2020, Mr. Sacks served as Chief Executive Officer of Luminary Media. In addition, Mr. Sacks has served on the board of directors of Sparkplug Corporation since December 2022. He started his career as a member of the Technology, Media and Telecom investment banking team at Goldman Sachs.

Effective at 12 noon Eastern time on the Closing Date, Phil Schwarz and Jon Trauben resigned as members of the Board, including as members of the Audit Committee, and the Board decreased the size of the Board to five members. The resignations of such directors were not due to any disagreements with the Company or the Board on any matter relating to the Company’s operations, policies, or practices. As of immediately after 12 noon Eastern time on the Closing Date, the Board comprised of Jeffrey Harris, Shawn Dym, Matt Sacks and Sergey Sherman, and Mr. Dym has succeeded Mr. Trauben as chair of the Audit Committee.

Item 7.01 Regulation FD Disclosure.

On January 29, 2024, the Company issued a press release announcing changes to its Board, a copy of which is attached hereto as Exhibit 99.1.

The information in Item 7.01 and in the accompanying Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Director Nomination Agreement, dated January 23, 2024, by and among SpringBig Holdings, Inc., Shalcor Management, Inc. and Lightbank II, L.P.
99.1	Press release issued by SpringBig Holdings, Inc. on January 29, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGBIG HOLDINGS, INC.

January 29, 2024	By:	/s/ Jeffrey Harris
Name: Jeffrey Harris
Title: Chief Executive Officer